Results of Annual Meeting of Stockholders

ANNUAL MEETING

The fund held its Annual Meeting of Stockholders on April 18, 2008. At the meeting, stockholders elected the nominees proposed for election to the Fund's Board of Directors. The following table provides information concerning the matters voted on at the meeting:

	Election of Directors

Nominee
Votes For
Votes Withheld
Non-Voting Shares
Total Voting and Non-Voting Shares

Leslie H. Gelb
33,293,323
1,159,358
0
34,452,681

Stephane R. F.Henry
33,929,646
523,035
0
34,452,681

Luis F. Rubio
33,392,748
1,059,933
0
34,452,681

At June 30, 2008, in addition to Leslie H. Gelb, Stephane
R. F. Henry and Luis F. Rubio, the other directors of the Fund were as follows:

Lawrence K. Becker
J. Marc Hardy
Prakash A. Melwani
Peter G. Peterson
Jeswald W. Salacuse

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